EXHIBIT 99.1


        TALON INTERNATIONAL REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
              ZIPPER SALES UP 19%; NET SALES UP 10% TO $10 MILLION

LOS ANGELES, CALIF. -- MAY 15, 2008 -- Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the first quarter ended March 31, 2008.

FIRST QUARTER 2008 HIGHLIGHTS

         o        Zipper product sales up 19% vs. Q1 2007

         o        Net sales totaled $10.0 million, up 10% vs. Q1 2007

         o Net loss of $1.8 million, including severance charges of $724,000, vs. net loss of $795,000 in Q1 2007

FIRST QUARTER 2008 FINANCIAL RESULTS

Net sales for the first quarter of 2008 were $10.0 million, an increase of 10% from $9.1 million in the first quarter of 2007. The increase in revenue reflects continuous improvements in the sales of Talon Zipper and Trim products. Talon Zipper sales increased $0.9 million, or 19%, to $5.6 million in the quarter, as compared to the same period a year ago. Talon Trim sales increased $0.4 million, or 10%, to $4.4 million as compared to the same period a year ago.

The increase in Talon Zipper and Trim sales were partly offset by an anticipated decline in Tekfit sales of $0.4 million from the same period in 2007. The decline in Tekfit product sales is due to the termination in October 2006 of an exclusive contract for this product.

"Our improvement in sales this quarter, which were also up 12% over the previous quarter, is in line with expectations and is the result of our expanded footprint throughout Southeast Asia and having won new nominations from major brand retailers for our Zipper and Trim products," said Lonnie Schnell, Talon's CEO. "As also anticipated, the decline in Tekfit revenue shows that the sales cycle for this product to new customers continues to be long. Overall, we continued to effectively build upon our strengths and are looking forward to sustained growth through 2008."

Gross profit for the first quarter of 2008 totaled $2.8 million or 27% of sales, as compared to $2.7 million or 30% of sales in same quarter in 2007. Gross profit attributable to the sales increase was mainly offset by higher product costs and additional charges associated with product deliveries and customer accommodations.

Said Schnell: "Product cost pressures were significant in the first quarter, as we introduced a substantial new retail brand to our zipper customer list and dealt with challenging delivery schedules. Despite the cost pressures, we believe cost reduction opportunities exist that will allow us to achieve margin improvements in the future."

Operating expenses for the first quarter were $4.1 million, as compared to $3.3 million for the same period in 2007. Operating expenses in the first quarter 2008 include $724,000 of costs associated with executive severances. Increases in employee costs generally associated with the company's growth and expansion were principally offset by reductions in legal, administrative and professional fees.

The net loss for the first quarter of 2008 also includes net interest expense of $550,000, an increase of $368,000 as compared to net interest expense for the same period in 2007 of $182,000. Approximately $166,000 of the increase represents non-cash interest charges associated with the stock and warrants issued in connection with the new debt facility entered into in June 2007 with Bluefin Capital. The remainder of the increase is attributable to the higher interest cost on the Bluefin facility as compared to the promissory notes in place during the first half of 2007.


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CONFERENCE CALL
Talon International will hold a conference call on Thursday, May 15, 2008, to discuss these first quarter 2008 financial results. Talon CEO Lonnie D. Schnell will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow the presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Thursday, May 15, 2008
Time: 4:30 p.m. Eastern (1:30 p.m. Pacific)
Domestic callers: 1-800-895-1085
International callers: 1-785-424-1055
Conference ID#: 7TALON
Internet Simulcast and replay: http://viavid.net/dce.aspx?sid=000050f6

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time and until June 15, 2008:

Toll-free replay number: 1-800-839-3011

International replay number: 1-402-220-7231

ABOUT TALON INTERNATIONAL, INC.
Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon(R) brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria's Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the company's industry, competition and capital requirements, and the potential for growth in zipper sales and other products. Factors which could cause actual results to differ materially from these forward-looking statements include our ability to manage an international expansion, the level of acceptance of the company's products by retailers and consumers, pricing pressures and other competitive factors, our ability to reduce costs, and the unanticipated loss of major customers. These and other risks are more fully described in the company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY CONTACT                                   INVESTOR RELATIONS
Talon International, Inc.                         Scott Liolios or Scott Kitcher
Rayna Long                                        Liolios Group, Inc.
Tel (818) 444-4128                                Tel (949) 574-3860
rlong@talonzippers.com


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                            TALON INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   Three Months Ended March 31,
                                                 ------------------------------
                                                     2008              2007
                                                 ------------      ------------

Net sales ..................................     $  9,985,489      $  9,090,117

Cost of goods sold .........................        7,227,524         6,386,502
                                                 ------------      ------------
Gross profit ...............................        2,757,965         2,703,615

Selling expenses ...........................          719,963           706,235
General and administrative expenses ........        3,348,236         2,611,042
                                                 ------------      ------------
Total operating expenses ...................        4,068,199         3,317,277
                                                 ------------      ------------
Loss from operations .......................       (1,310,234)         (613,662)

Interest expense, net ......................          549,514           181,682
                                                 ------------      ------------
Loss before income taxes ...................       (1,859,748)         (795,344)
Provision (benefit) for income taxes .......          (21,004)             --
                                                 ------------      ------------
Net loss ...................................     $ (1,838,744)     $   (795,344)
                                                 ============      ============

Basic loss per share .......................     $      (0.09)     $      (0.04)
                                                 ============      ============
Diluted loss per share .....................     $      (0.09)     $      (0.04)
                                                 ============      ============

Weighted average number of common
   shares outstanding:
     Basic .................................       20,291,433        18,533,100
                                                 ============      ============
     Diluted ...............................       20,291,433        18,533,100
                                                 ============      ============


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                            TALON INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                  March 31, 2008   December 31,
                                                    (Unaudited)        2007
                                                   ------------    ------------
Assets
Current Assets:
   Cash and cash equivalents ...................   $  1,774,819    $  2,918,858
   Marketable Securities .......................        380,000       1,040,000
   Accounts receivable, net ....................      4,939,373       3,504,351
   Inventories, net ............................      2,866,212       2,487,427
   Prepaid expenses and other current assets ...        359,587         945,566
                                                   ------------    ------------
Total current assets ...........................     10,319,991      10,896,202

Property and equipment, net ....................      5,039,564       5,210,446
Fixed assets held for sale .....................        700,000         700,000
Due from related parties .......................        637,255         625,454
Other intangible assets, net ...................      4,110,751       4,110,751
Other assets ...................................        545,048         551,054
                                                   ------------    ------------
Total assets ...................................   $ 21,352,609    $ 22,093,907
                                                   ============    ============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable .............................   $  7,958,249    $  6,603,929
  Accrued legal costs ..........................        161,757         498,846
  Other accrued expenses .......................      2,739,076       2,646,662
  Demand notes payable to related parties ......         85,176          85,176
  Current portion of capital lease obligations .        290,071         323,317
  Current portion of notes payable .............        281,631         299,108
                                                   ------------    ------------
Total current liabilities ......................     11,515,960      10,457,038

Capital lease obligations, less current portion         118,227         189,705
Notes payable, less current portion ............        793,007         848,484
Revolver note payable ..........................      4,507,806       3,807,806
Term note payable, net of discount .............      7,393,282       7,424,573
Other long term liabilities ....................         83,651          83,651
                                                   ------------    ------------
Total liabilities ..............................     24,411,933      22,811,257
                                                   ------------    ------------

Stockholders' Equity:
   Common stock, $0.001 par value, 100,000,000
     shares authorized; 20,291,433 shares issued
     and outstanding at March 31, 2008 and
     at December 31, 2007 ......................         20,291          20,291
  Additional paid-in capital ...................     54,655,511      54,510,161
  Accumulated deficit ..........................    (57,130,990)    (55,292,246)
  Accumulated other comprehensive (loss) income        (604,136)         44,444
                                                   ------------    ------------
Total stockholders' deficit ....................     (3,059,324)       (717,350)
                                                   ------------    ------------
Total liabilities and stockholders' equity .....   $ 21,352,609    $ 22,093,907
                                                   ============    ============